UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940.

     | | Check this box if no longer                  OMB APPROVAL
     subject to Section 16.  Form 4 or                OMB Number:      3235-0287
     Form 5 obligations may continue.                 Expires: December 31, 2001
     See Instruction 1(b).                            Extimated average burden
                                                      hours per response.....0.5

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1. NAME AND ADDRESS OF REPORTING PERSON*        LAST FIRST MIDDLE
                                                STREET CITY STATE ZIP
        Merrill III, F. Robert
        3329 Leigh              Plano     Texas    75025
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2. ISSUER NAME AND TICKER OR TRADING SYMBOL

        Advanced Neuromodulation Systems, Inc. (ANSI)
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

        ###-##-####
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4. STATEMENT FOR MONTH/YEAR             5. IF AMENDMENT, DATE OF ORIGINAL
                                           (MONTH/YEAR)

       August 2002
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6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (Check all applicable)

        ____ Director        _____ 10% Owner
        _X__ Officer (give   _____ Other (specify
             title below)            below)

        Exectuive Vice President, Finance and Chief Financial Officer
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7. INVIDIVUAL OR JOINT/GROUP FILING (Check applicable line)

        _X__ Form filed by One Reporting Person
        ____ Form filed by More than One Reporting Person
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TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR
          BENEFICIALLY OWNED

-------------------------------------------------------------------------------
| 1. Title of Security (Instr. 3)     | 2. Transaction  | 3. Transaction       |
|                                     |    Date         |    Code              |
|                                     |    (Month/Day/  |    (Instr. 8)        |
|                                     |    Year)        |                      |
|                                     |                 |----------------------|
|                                     |                 |   Code   |   V       |
|-------------------------------------|-----------------|----------------------|
|Common Stock, $0.05 Par Value        |    08/22/02     |    M     |   V       |
|-------------------------------------|-----------------|----------|-----------|
|Common Stock, $0.05 Par Value        |    08/22/02     |    S     |           |
|-------------------------------------|-----------------|----------|-----------|
|                                     |                 |          |           |
|-------------------------------------|-----------------|----------|-----------|
|                                     |                 |          |           |
|-------------------------------------|-----------------|----------|-----------|
|                                     |                 |          |           |
|-------------------------------------|-----------------|----------|-----------|

-------------------------------------------------------------------------------
|4. Securities Acquired      | 5. Amount of   | 6. Ownership  | 7. Nature of   |
|   (A) or Disposed of       |    Securities  |    Form:      |    Indirect    |
|   (D) (Instr. 3, 4,        |    Beneficially|    Direct (D) |    Beneficial  |
|   and 5)                   |    Owned at End|    or Indirect|    Ownership   |
|                            |    of Month    |    (I)        |    (Instr. 4)  |
|                            |    (Instr. 3   |    (Instr. 4) |                |
|                            |    and 4)      |               |                |
-----------------------------|                |               |                |
|           | (A) |          |                |               |                |
|           | or  |          |                |               |                |
|  Amount   | (D) |   Price  |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|  20,000   | A   |  $5.0000 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   2,000   | D   | $35.2000 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   2,000   | D   | $35.7800 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $35.8010 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   1,100   | D   | $35.7500 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     300   | D   | $35.6600 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   3,100   | D   | $35.6700 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $35.8500 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   2,500   | D   | $35.8900 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $36.1509 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     100   | D   | $36.1500 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     100   | D   | $36.1200 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   2,300   | D   | $36.1300 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $36.2300 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $36.2000 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   2,000   | D   | $36.0900 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     500   | D   | $36.0006 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|     400   | D   | $36.0100 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|
|   1,100   | D   | $36.0000 |                |               |                |
|-----------|-----|----------|----------------|---------------|----------------|

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

|------------------------------------------------------------------------------|
|1.         |2.       |3.           |4.      |5.             |6.               |
|Title of   |Conver-  |Transaction  |Trans-  |Number of      |Date             |
|Derivative |sion     |Date         |action  |Derivative     |Exerciseable     |
|Security   |or       |(Month/Day/  |Code    |Securities     |and              |
|(Instr. 3) |Exercise |Year)        |(Instr. |Acquired (A) or|Expiration       |
|           |Price    |             |8)      |Disposed of (D)|Date             |
|           |of       |             |        |(Instr. 3, 4,  |(Month/Day/Year) |
|           |Deriva-  |             |        |and 5)         |-----------------|
|           |tive     |             |        |               |Date    |Expira- |
|           |Security |             |----|---|-------|-------|Exerc-  |tion    |
|           |         |             |Code| V | (A)   | (D)   |isable  |Date    |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   | $5.000  | 11/05/98(2) | A  | V |50,000 |       |11/05/98|11/06/08|
|Purchase   |         | 12/27/01    | M  | V |       | 5,000 |        |        |
|Stock      |         | 08/22/02    | M  | V |       |20,000 |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   | $6.625  | 03/31/99(2) | A  | V |10,000 |       |03/31/00|04/01/09|
|Purchase   |         |             |    |   |       |       |        |        |
|Stock      |         |             |    |   |       |       |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   |$15.375  | 03/17/00(2) | A  | V | 6,700 |       |03/17/01|03/18/10|
|Purchase   |         |             |    |   |       |       |        |        |
|Stock      |         |             |    |   |       |       |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   |$12.250  | 06/01/00(1) | A  | V |   300 |       |06/01/01|06/02/10|
|Purchase   |         |             |    |   |       |       |        |        |
|Stock      |         |             |    |   |       |       |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   |$14.250  | 07/31/00(3) | A  | V |10,000 |       |07/31/01|08/01/10|
|Purchase   |         |             |    |   |       |       |        |        |
|Stock      |         |             |    |   |       |       |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|
|Right to   |$10.625  | 04/03/01(3) | A  | V |10,000 |       |04/03/02|04/04/11|
|Purchase   |         |             |    |   |       |       |        |        |
|Stock      |         |             |    |   |       |       |        |        |
|Option     |         |             |    |   |       |       |        |        |
|-----------|---------|-------------|----|---|-------|-------|--------|--------|

|------------------------------------------------------------------------------|
|7.                      |8.           |9.           |10.           |11.       |
|Title and Amount        |Price        |Number       |Ownership     |Nature    |
|of Underlying           |of Derivative|of Derivative|Form of       |of        |
|Securities              |Security     |Securities   |Derivative    |Indirect  |
|(Inst. 3 and 4)         |(Instr. 5)   |Beneficially |Security:     |Beneficial|
|------------------------|             |Owned at End |Direct (D) or |Ownership |
|            |Amount or  |             |of Month     |Indirect (I)  |(Instr. 4)|
|            |Number of  |             |(Instr. 4)   |(Instr. 4)    |          |
|   Title    |Shares     |             |             |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 50,000    |             |             |              |          |
|            |  5,000    |             |             |              |          |
|            | 20,000    |             |  25,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock|  6,700    |             |   6,700     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock|    300    |             |     300     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|Common Stock| 10,000    |             |  10,000     |              |          |
|------------|-----------|-------------|-------------|--------------|----------|
|            |           |    TOTAL    |  62,000     |      D       |          |
|------------|-----------|-------------|-------------|--------------|----------|

Explanation of Responses:
(1) Options granted pursuant to ANS 1995 Stock Option Plan,
    25% vesting per year.
(2) Options granted pursuant to ANS 1998 Stock Option Plan,
    25% vesting per year.
(3) Options granted pursuant to ANS 2000 Stock Option Plan,
    25% vesting per year.



F. Robert Merrill III

By:/s/Linda D. Moses,
Agent and Attorney-in-Fact for F. Robert Merrill III
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**Signature of Reporting Person


Date: August 23, 2002
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